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                                 Exhibit 5.1

                           [OPINION OF NAUTA DUTILH]


                                      Metron Technology N.V.
                                      Kabelstraat 19
                                      1322 AD Almere


                                      December 23, 1999

Dear Sirs,

This opinion is rendered to you in connection with the Registration Statement on Form S-8 (the "Registration Statement"), to which a copy of this opinion is attached as Exhibit 5.1, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering by Metron Technology N.V. (the "Company") of up to 3,124,177 common shares, with a par value of NLG 0.96 each, (the "Shares") pursuant to the Amended and Restated Employee Stock Option Plan (the "Employee Stock Option Plan"), the 1997 Supervisory Directors' Stock Option Plan (the "Supervisory Directors' Stock Option Plan") and the 1999 Employee Stock Purchase Plan (the "1999 Employee Stock Purchase Plan") collectively to be referred to herein as the "Plans".

As the basis for our opinion, we have exclusively examined the following documents.

(i) a certified copy of a notarial deed of conversion and amendment executed before F.W. Oldenburg on November 17, 1999, whereby the Company was converted from a "BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID" (private limited liability company) into a "NAAMLOZE VENNOOTSCHAP" (public limited liability company) and whereby the articles of association of the Company (the "Articles of Association") were simultaneously amended;


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(ii)     a facsimile copy of an extract relating to the Company, dated December
         3, 1999 from the Commercial Register of the Chamber of Commerce and Industry for Flevoland at Lelystad, The Netherlands, as appears from an online extract of said register to be correct as of today;

(iii) a facsimile copy of a written resolution of the Supervisory Board of the Company signed by each of the members of the said Supervisory Board on October 19, 1999, relating to the amendment to the Supervisory Directors' Stock Option Plan, the Employee Stock Option Plan, and the adoption of the 1999 Employee Stock Purchase Plan;

(iv) a facsimile copy of the minutes of the general meeting of shareholders of the Company held in Amsterdam on November 15, 1999, relating to, inter alia, the approval of the 1999 Employee Stock Purchase Plan, the Supervisory Directors' Stock Option Plan and the Employee Stock Option Plan;

(v) a copy of the Registration Statement received by electronic mail on December 21, 1999.

The resolutions referred to in (iii) and (iv) above are hereinafter collectively referred to as the "Resolutions."

As to matters of fact, we have relied upon the documents we have examined and upon statements or certificates of public officials.

The following opinion is limited in all respects to the laws of (i) the Kingdom of the Netherlands excluding Aruba and the Netherlands Antilles ("The Netherlands") with general applicability, and (ii) the European Community and the European Union insofar as they are directly applicable in The Netherlands ("Netherlands Law") as they stand at the date hereof and as they are presently interpreted under published case law of the courts of The Netherlands (the "Netherlands Courts") and the European Courts of Justice, as the case may be. Nothing in this opinion should be taken as expressing an opinion in respect of any representation or warranties, or other information, contained in


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the Registration Statement. We do not express any opinion on tax laws of The
Netherlands nor on public international law, and, furthermore, also not or on the rules of, or promulgated under or by, any treaty or treaty organization, except insofar as such rules are directly applicable in The Netherlands.

In rendering this opinion, we have assumed that:

(a) all original documents submitted to us and reviewed by us as originals are complete and authentic and the signatures thereon are genuine and all documents submitted to us and reviewed by us as drafts of documents or as photocopy or facsimile copy are in conformity with the executed originals and such originals are complete and authentic and the signatures thereon genuine;

(b) any document purporting to have been signed by any person other than by or on behalf of the Company is within the power of and is or will be duly authorized by and signed on behalf of and constitute or will constitute the legal, valid and binding obligations, enforceable in accordance with their terms, of such person;

(c) the Resolutions are effective on the date hereof and have been validly adopted in accordance with the Articles of Association in force at the respective dates thereof and Netherlands Law, and are complete and correct and have not been nor will be, wholly or partly, revoked or declared null and void both in and out of court; and

(d) at the time of issuance of the shares the amounts due as a result of the obligation to pay in full ("volstortingsverplichting") shall have been received by the Company.

Based upon and subject to the foregoing and subject to any factual matters, documents or events not disclosed to us in the course our examination referred to above, we are at the date hereof of the following opinion:

      The Shares, when issued by the Company in full accordance with and pursuant to the Articles of Association, Netherlands Law, the Registration Statement and the Plans, will be validly issued and fully paid and non-assessable ("VOLGESTORT").

We have not investigated or independently verified any factual matter disclosed to us in the course of our examination of the above-mentioned documents.


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We consent to the use of this opinion as Exhibit 5.1 to the Registration
Statement. In giving such consent, we do not admit belonging to the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the US Securities and Exchange Commission issued thereunder.

                                      Yours faithfully,

                                      /s/  Nauta Dutilh

                                      NAUTA DUTILH